                                                                     EXHIBIT 5.1

                                  July 2, 2001

Meritage Corporation
6613 North Scottsdale Road, Suite 200
Scottsdale, Arizona 85250

Monterey Homes Arizona, Inc.
Meritage Paseo Crossing, LLC
Monterey Homes Construction, Inc.
Meritage Paseo Construction, LLC
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
Legacy/Monterey Homes, LP
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc
Legacy Operating Company, L.P.

each c/o Meritage Corporation
6613 North Scottsdale Road, Suite 200
Scottsdale, Arizona 85250


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4, including amendments and exhibits thereto (the "Registration Statement"), for the proposed offer to exchange (the "Exchange Offer") by Meritage Corporation (the "Company") and Monterey Homes Arizona, Inc., Meritage Paseo Crossing, LLC, Monterey Homes Construction, Inc., Meritage Paseo Construction, LLC, Meritage Homes of Arizona, Inc., Meritage Homes Construction, Inc., MTH-Texas GP, Inc., MTH-Texas LP, Inc., Legacy/Monterey Homes L.P., Meritage Homes of Northern California, Inc., Hancock-MTH Builders, Inc., Legacy Operating Company, L.P. and Hancock-MTH Communities, Inc (collectively, the "Guarantors"), of up to an aggregate of $165 million in principal amount of its 9.75% Senior Notes due 2011 (the "Exchange Notes") for an equal principal amount of its outstanding 9.75 Senior Notes due 2011 (the "Outstanding Notes") and the guarantees by the Guarantors of the Exchange Notes. The Outstanding Notes were issued, and the Exchanges Notes are issuable, pursuant to an Indenture, dated May 30, 2001, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

         Based on the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that:

         1. The Exchange Notes, when issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued in exchange for Outstanding Notes as contemplated in the Registration Statement, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

         2. The guarantees by the Guarantors to be endorsed on the Exchange Notes, when the Exchange Notes are issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued as contemplated in the Registration Statement, will be legally binding and valid obligations of the Guarantors enforceable against each of them in accordance with their terms.

         In rendering this opinion, we have reviewed and relied upon the Indenture, the Outstanding Notes, the form of Exchange Notes and such documents, records, and other instruments of the Company and the Guarantors as we have deemed necessary.

         The opinions set forth above are subject to the following qualifications:

                  (i) The opinions are subject to and may be limited by (a) applicable bankruptcy, insolvency, liquidation, fraudulent conveyance or transfer, moratorium, reorganization, or other similar laws affecting creditors' rights generally; (b) general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity), and the discretion of any court before which a proceeding may be brought; (c) duties and standards of good faith, reasonableness and fair dealing imposed on creditors and parties to contracts; (d) the limitation in certain circumstances of provisions imposing liquidated damages, penalties, forfeitures, late payment charges or increases in interest rates upon delinquency in payment or the occurrence of a default; and (e) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys' fees is reasonable. Further, we express no opinion regarding the enforceability of
Section 4.03 of the Indenture.

                  (ii) We express no opinion with respect to the validity and enforceability of indemnification or contribution provisions to the extent they purport to provide indemnity against (or contribution in respect of) any violation by the indemnified party of any state or federal securities laws or regulations, or against the gross negligence, willful misconduct, or illegal acts of the indemnified party, or release such party from the consequences thereof, or with respect to provisions purporting to waive access to legal or equitable remedies or defenses (including proper jurisdiction, venue and forum non conveniens).

                  (iii) We have assumed: (a) the genuineness of the signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies; (b) that such documents accurately describe the mutual understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties that would affect the documents relating to the transactions contemplated by such documents and agreements; (c) the due authorization, execution, and delivery of the documents discussed herein by all parties thereto except the Company and the Guarantors, that such documents will be valid and binding upon, and enforceable in accordance with their terms against, all parties thereto except the Company and the Guarantors, and that the execution, delivery, and performance of such documents by parties other than the Company and the Guarantors will not violate any provision of any charter document, law, rule, regulation, judgment, order, decree, agreement or other document binding upon or applicable to such other parties or their respective assets; (d) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials; (e) the accuracy and completeness of records of the Company and the Guarantors; and (f) that no fraud or dishonesty exists with respect to any matters relevant to our opinions.

                  (iv) We express no opinion regarding compliance by the Company or any Guarantor with any financial covenants required to be maintained by them under any agreement or document, or as to the financial ability of the Company or any Guarantors to meet its obligations under the documents described herein.

                  (v) Except as otherwise provided herein, the opinions herein are limited solely to the laws of the State of Arizona and the laws of the United States of America which are, in our experience, normally applicable to transactions of the type contemplated by the note documents, including the issuance and sale of the Outstanding Notes and the Exchange Notes. Because certain of the documents referred to herein are governed by New York and other laws, we have assumed, without investigation, that the laws of the State of New York or such other jurisdictions are the same as the laws of the State of Arizona. We express no opinion on the law of any other jurisdiction or principles of conflicts of law and can assume no responsibility for the applicability or effect of any such laws or principles. Further, we express no opinion as to compliance with statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing, or as to compliance with any fiduciary duties, whether arising under state or federal laws.

                  (vi) This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the foregoing, the opinions expressed in this letter are based upon the law and facts as we understand them in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

         We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                              Very truly yours,



                                              /s/ Snell & Wilmer L.L.P.